Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ReNew Energy Global PLC on Form S-8 of our report dated March 23, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 11, 2021, with respect to our audit of the financial statements of RMG Acquisition Corp. II as of December 31, 2020 and for the period from July 28, 2020 (inception) through December 31, 2020, appearing in ReNew Energy Global PLC’s registration statement on Form F-1 dated September 22, 2021 and prospectus dated October 6, 2021.

/s/ Marcum LLP

Marcum LLP

Melville, NY

November 2, 2021